Exhibit 97.1
JAMES RIVER GROUP HOLDINGS, LTD.
EXECUTIVE OFFICER
INCENTIVE COMPENSATION RECOVERY POLICY
I.Introduction
The non-executive members of the board of directors (the “Board”) of James River Group Holdings, Ltd. (the “Company”), upon the recommendation of the Compensation and Human Capital Committee of the Board, has adopted this Executive Officer Incentive Compensation Recovery Policy (this “Policy”) to comply with NASDAQ Listed Company Rule 5608 which requires listed companies to provide for the recovery of certain executive compensation in the event of an Accounting Restatement (as defined below) resulting from material noncompliance with financial reporting requirements under the U.S. federal securities laws.
II.Administration
This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals.
III.Definitions
For purposes of this Policy, the following capitalized terms shall have the meanings set forth below:
(a)“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (sometimes known as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (sometimes known as a “little r” restatement).
(b)“Committee” means the Compensation and Human Capital Committee of the Board.
(c)“Covered Executives” means the Company’s current and former Executive Officers, as determined by the Committee in accordance with Section 10D of the Exchange Act and the listing standards of NASDAQ.
(d)“Effective Date” means October 2, 2023.
(e)“Erroneously Awarded Compensation” means, with respect to each Covered Executive in connection with an Accounting Restatement, the amount by which Recovery Eligible Incentive-based Compensation exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
(f)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including any executive officer of the Company’s affiliates) who performs similar policy-making functions for the Company. The term “Executive Officer” includes, without limitation, those officers identified by the Company in any disclosure made pursuant to the requirements of Regulation S-K Item 401(b).
(h)“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
(i)“Incentive-based Compensation” means any compensation that is granted, is earned or becomes vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, the term Incentive-based Compensation shall not include annual base salary or any compensation that is not based in whole or in part upon the attainment of a Financial Reporting Measure, such as awards that are earned, become vested or are paid solely based on time in service.
(j)“NASDAQ” means The NASDAQ Stock Market.
(k)“Received” Incentive-based Compensation shall be deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is deemed attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.
(l)“Recovery Eligible Incentive-based Compensation” means, in connection with an Accounting Restatement and with respect to each individual who served as a Covered Executive at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Covered Executive is serving in such capacity at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-based Compensation Received by such Covered Executive (i) on or after the Effective Date, (ii) after beginning service as a Covered Executive, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Recovery Period.
(m)“Recovery Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(n)“Restatement Date” means the earlier to occur of the date (i) (A) the Board, or (B) a committee of the Board or (C) the officers of the Company authorized to take such action if Board or Board committee action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
(o)“SEC” means the U.S. Securities and Exchange Commission.
IV.Repayment/Forfeiture of Erroneously Awarded Compensation
(a)In the event of an Accounting Restatement, the Committee shall take reasonably prompt action after the Restatement Date to determine the amount of any Erroneously Awarded Compensation for each Covered Executive in connection with such Accounting Restatement and, thereafter, shall promptly provide each Covered Executive with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NASDAQ).
(b)The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery, including without limitation (i) requiring reimbursement of cash Incentive-based Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the amount of any Erroneously Awarded Compensation from any compensation otherwise owed by the Company to the Covered Executive; (iv) cancelling outstanding vested or unvested equity awards or other outstanding compensatory awards; and/or (v) taking any other remedial and recovery action permitted by law. For the avoidance of doubt, except as set forth in Section IV(d) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of a Covered Executive’s obligations hereunder.
(c)To the extent that a Covered Executive fails to repay all Erroneously Awarded Compensation to the Company when due (as determined in accordance with Section IV(b) above), the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Covered Executive. The applicable Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(d)Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section IV(b) above if the following conditions are met and the Committee determines that recovery would be impracticable:
(i)the direct expenses paid to a third party to assist in enforcing this Policy against a Covered Executive would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to NASDAQ;
(ii)recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel (acceptable to NASDAQ) that recovery would result in such a violation and a copy of the opinion is provided to NASDAQ; or
(iii)recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
V.Acknowledgement by Covered Executives
The Company shall provide notice of this Policy to, and seek written acknowledgement of this Policy from, each Covered Executive in such form as the Company deems appropriate; provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.
VI.Reporting and Disclosure.
The Company shall make all disclosures with respect to this Policy in accordance with the requirements of the U.S. federal securities laws and the applicable listing standards.
VII.No Indemnification
Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, the Company shall not indemnify any Covered Executive against the loss of any Erroneously Awarded Compensation or any claims relating to the Company’s enforcement of its rights under this Policy nor shall the Company pay or reimburse any Covered Executive for any insurance premium to cover the loss of any Erroneously Awarded Compensation.

VIII.Interpretation
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange or national securities association on which the Company’s securities are listed.
IX.Effective Date
This Policy shall be effective as of the Effective Date.
X.Amendment; Termination
The non-executive members of the Board may, upon the recommendation of the Committee, amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by NASDAQ or other national securities association on which the Company’s securities are listed. The Board may terminate this Policy at any time. Notwithstanding the foregoing, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any U.S. federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.
XI.Other Recovery Rights
The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to acknowledge this policy and agree to abide by its terms. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy, whether or not included in any employment agreement, equity award agreement, or similar agreement, and any other legal remedies or rights available to the Company.
XII.Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
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